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Catheter Precision, Inc.  Announces New Chief Financial Officer

Fort Mill, SC, January 7, 2025 – Catheter Precision, Inc. (NYSE American: VTAK), a U.S.-based innovative medical device company focused on electrophysiology products, today announced that it has brought on board Philip Anderson, to take on the position of Chief Financial Officer.  Margrit Thomassen, who has been our Interim Chief Financial Officer, will continue with the company in the role of Controller.

David Jenkins, CEO of Catheter Precision, commented on the hire, “After some time of searching for the right fit, we are happy to have concluded our search with Phil Anderson joining the team.  His background includes executive management across a variety of industries, managing hedge funds at the partner level, and an early stint in investment banking.  We are excited that he is joining the team immediately.”

Commenting on his new position with Catheter Precision, Mr. Anderson said, “I am thrilled to join the team at the company.  What drew me to this decision was several factors.  First, VTAK is in the exciting market of cardiac electrophysiology which has had tremendous growth.  Secondly, the management team in place today is noteworthy.  David Jenkins is an entrepreneur, and this is now his third start up in this field.  Marie-Claude Jacques comes from heading up US sales at Baylis and subsequently was Vice President at Boston Scientific, Inc, also in their cardiac electrophysiology division.  Third, the company has two products in the beginning of the revenue cycle, with strong clinical evidence behind the products.   And finally, my skills fit directly into this company at this stage, both on the finance side as well as the operational side.”

As an inducement to Mr. Anderson’s employment, he received an award of options to purchase 500,000 shares of Company common stock. The options were granted pursuant to Section 711(a) of the NYSE American listed company manual, which provides that qualifying inducement awards may be made without obtaining shareholder approval. The options have an exercise price of $0.53 per share, vest monthly over three years and have a term of 10 years.

About Catheter Precision

Catheter Precision is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

CONTACTS:

At the Company

David Jenkins

973-691-2000

IR@catheterprecision.com

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